Exhibit 4.19

February 17 2016

Jyoti Deshpande

16 Cavendish Drive

Edgware

Middlesex HA8 7NS

Re: Employment Agreements between Eros International Plc (and its subsidiaries) and Jyoti Deshpande

Dear Jyoti

As per our mutual agreement, with effect from April 2016, the following changes will be in effect with respect to the various service agreements:

1.	Service Agreement dated 5th September 2013 between Eros International Plc and Jyoti Deshpande as Group CEO & Managing Director.

Clause 7 – Remuneration

The Company shall pay the Executive during the continuation of the Appointment a basic annual salary of $700,000. The salary will be denominated in US Dollars. The Executive's basic salary shall accrue from day to day and will be payable in arrears by equal monthly installments on or about the last working day of each month and shall be inclusive of any fees receivable by the Executive as a director of the Company.

All other clauses of the Service Agreement will remain unchanged and binding to both parties.

2.	Service Agreement dated 1st September 2013 between Eros International Limited and Jyoti Deshpande as CEO

The parties agree that this contract is mutually terminated with effect from April 2016.

3.	Service Agreement dated 29th August 2013 between Eros International Media Limited and Jyoti Deshpande as Executive Director.

The parties agree that there is no change to this service agreement other than the remuneration changes as approved by the Board of Eros International Media Limited from time to time. The current remuneration under his agreement is INR 9,583,200.

4.	Remuneration to Jyoti Deshpande from Eros Digital FZ LLC.

For executive services rendered to Eros Digital FZ LLC, it will pay Jyoti Deshpande a gross basic annual salary of $100,000 with effect from April 2016. Jyoti Deshpande will be appointed on the board of Eros Digital FZ LLC. The parties will execute any further documents as required to give effect to this.

Eros International Plc.

Registration No. 116107C

Registered Office Address: 15-19 Athol Street, Douglas, Isle of Man 1M1 1LB, British Isles

Correspondence Address: 13 Manchester Square, London, W1U 3PP, UK

Phone: 02079352727. Fax: 02079355656

This along with the individual service agreements is the complete understanding of the parties and supersedes all other arrangements.

Best Regards

Eros International Plc.

Registration No. 116107C

Registered Office Address: 15-19 Athol Street, Douglas, Isle of Man 1M1 1LB, British Isles

Correspondence Address: 13 Manchester Square, London, W1U 3PP, UK

Phone: 02079352727. Fax: 02079355656